                                                                   EXHIBIT 99(1)

              Harrah's Entertainment Reports Second-Quarter Records
    In Revenues, Property EBITDA, Income From Operations, Earnings Per Share

        LAS VEGAS, July 17, 2002 -- Harrah's Entertainment, Inc. (NYSE:HET) today reported record second-quarter revenues of $1.030 billion, up 17.9 percent from revenues of $873.4 million in the year-earlier quarter.

        Second-quarter income from operations rose 43.8 percent to a record $203.7 million from $141.7 million in the year-ago quarter. Diluted earnings per share was a record 75 cents, up 66.7 percent from pro forma diluted earnings per share of 45 cents in second quarter of 2001.

        For the first six months of 2002, revenues rose 15.7 percent to a record $2.014 billion from $1.741 billion in the year-earlier first half. Income from operations increased 40.4 percent to a record $401.9 million from $286.3 million. First-half diluted earnings per share before charges due to a change in accounting principle was $1.50, up 70.5 percent from pro forma diluted earnings per share of 88 cents in the 2001 first half.

        The pro forma amounts for the prior year are required under Generally Accepted Accounting Principles (GAAP) to reflect the add-back of prior year goodwill amortization expense to the company's previously reported results due to the change in accounting for goodwill and other intangible assets adopted January 1, 2002, as required by Statement of Financial Accounting Standards No. 142.

        In addition to GAAP-defined results, casino companies have historically reported two additional performance measurements -- Property Earnings Before Interest, Taxes, Depreciation and Amortization (Property EBITDA) and Adjusted Earnings Per Share (Adjusted EPS). Analysts' estimates are comparable to Adjusted EPS. As has been the company's practice, a reconciliation of Adjusted EPS to GAAP EPS is attached to this earnings release.

        Harrah's second-quarter Property EBITDA rose 26.5 percent to a record $296.8 million, compared with $234.7 million in the second quarter of 2001.

        Second-quarter Adjusted EPS increased to a record 77 cents, up 42.6 percent from the 2001 second quarter's pro forma Adjusted EPS of 54 cents.

        "We were able to achieve record quarterly results despite additional accruals for increased gaming tax rates in Illinois and Indiana," said Phil Satre, Harrah's Chairman and Chief Executive Officer.

        "For properties subject to a graduated tax rate, Harrah's accrues its gaming tax liability over the course of the year based on an estimate of the annual effective gaming tax rate for the property," Satre said. "Therefore, we charged $14.6 million in additional gaming taxes in the second quarter to adjust our year-to-date accruals to reflect the recently enacted higher rates.

        "Our 2002 results benefited from the acquisition of Harveys Casino Resorts in last year's third quarter and operating gains from capital investments we made in Louisiana, Illinois, Missouri and New Jersey," Satre said. "We have also sustained improved performance at the Rio in Las Vegas as a result of changes made in that operation during last year's third quarter.

        "Finally, we saw same-store sales growth of 7.9 percent -- the 14th consecutive quarter of same-store revenue gains -- and we enjoyed the benefits of continued historically low interest rates," Satre said.

         "Looking ahead, we believe the gaming industry will continue to flourish," Satre said. "Harrah's will release a nationwide survey later this week showing that consumer demand for casino entertainment continues to grow. Casino supply hasn't kept pace with that demand, one reason some states are considering legalization of casino gaming.

        "Harrah's is well-positioned to move quickly should expansion occur," Satre said. "Our strong balance sheet provides us with the flexibility to pursue growth opportunities in both new and existing jurisdictions.

        "Yet even without additional jurisdictions, our new capabilities and proven track record in generating strong same-store sales growth during a faltering economy bode well for our future," Satre said. "We expect the opening during the second quarter of new hotel and casino facilities at Harrah's Atlantic City and Harrah's Cherokee will lead to further operating gains as the year progresses.

        "We are especially excited about the Harrah's Rincon hotel-casino scheduled to open on August 8 this year near San Diego and the opportunity it presents to extend our brand to the California market," Satre said. "Harrah's Rincon will feature 1,500 slots, 36 table games, 201 hotel rooms and six restaurants, and will bring true Las Vegas-style gaming to Southern California for the first time.

        "New capabilities such as a casino-floor management system and hotel-yield management system will enable us to continue providing the most popular games, rooms and services to our customers and should further increase player loyalty to the Harrah's Entertainment brands, thus boosting same-store results," Satre said. "We are optimistic about our future."

        Among second-quarter highlights:

        - Readers of Casino Player voted Harrah's 219 first-place awards and 413 total honors in the magazine's 2002 readers poll, marking the third straight year Harrah's has dominated the balloting. Last year, Harrah's won 144 first-place awards and 251 total honors.

        - On June 7, Harrah's raised its ownership stake in JCC Holding Company, owner of the Harrah's New Orleans hotel-casino, to 63 percent from 49 percent.

        - The Rio announced it will open five new food and beverage facilities by year-end as part of its efforts to expand the variety of high-quality dining experiences at the property.

        - The League of American Communications Professionals judged Harrah's Entertainment's 2001 annual report one of the top 100 in the nation. The report's narrative and financial sections, readability and information accessibility each scored 9 out of a possible 10, according to LACP.

        "The Casino Player awards clearly demonstrate casino customers have a growing appreciation for our ability to provide superior service and high-quality gaming experiences," Satre said. "Because we take pride in the quality and transparency of our financial reporting, we are especially pleased that our 2001 annual report received such high marks for its financial presentation from the LACP."

             WESTERN REGION REPORTS RECORD REVENUES, PROPERTY EBITDA

WESTERN REGION RESULTS
(in millions)

                               2002       2001     Percent         2002       2001      Percent
                              Second     Second   Increase       First Six  First Six  Increase
                              Quarter   Quarter  (Decrease)       Months     Months   (Decrease)
                              -------   -------  ----------       ------     ------   ----------
Rio Hotel & Casino
   Total revenues             $ 96.7    $ 95.9       0.8%         $194.7     $208.0      -6.4%
   Operating profit             14.9     (1.4)        N/M           29.8       10.2     192.2%
   Property EBITDA              25.5       9.7     162.9%           51.4       32.4      58.6%
Harrah's Southern Nevada
   Total revenues             $113.8    $109.3       4.1%         $220.8     $217.5       1.5%
   Operating profit             22.0      22.1      -0.5%           42.1       45.0      -6.4%
   Property EBITDA              30.9      30.9       0.0%           60.0       62.6      -4.2%
Northern Nevada
Harrah's and Harveys
properties
   Total revenues             $117.6    $ 78.1      50.6%         $221.7     $143.4      54.6%
   Operating profit             18.8      11.7      60.7%           26.7       13.5      97.8%
   Property EBITDA              28.4      17.8      59.6%           45.9       25.8      77.9%
Total Western Region
   Total revenues             $328.1    $283.3      15.8%         $637.2     $568.9      12.0%
   Operating profit             55.7      32.4      71.9%           98.6       68.7      43.5%
   Property EBITDA              84.8      58.4      45.2%          157.3      120.8      30.2%

        Aided by results from the Harvey's casinos in Northern Nevada and Colorado, Harrah's Western Region properties produced record second-quarter revenues, operating profit and Property EBITDA. Northern Nevada properties set second-quarter revenue and Property EBITDA records.

         Harrah's Las Vegas revenues rose 4.6 percent, operating profit was up
5.0 percent and Property EBITDA increased 2.9 percent to second-quarter records due to continued improvement in business, particularly after the post-September 11 downturn. The Rio posted higher revenues, and operating profit and Property EBITDA improved significantly because of a focus on its key customer base as well as lower costs resulting from exiting the high-end international table-game business.

         Laughlin achieved record revenues, but operating profit and Property EBITDA were lower due to costs incurred and revenue lost due to a motorcycle gang incident in late April that resulted in a 17-hour closure of the casino. Laughlin's business returned to normal in May.

         For the first half, Western Region revenues were up 12.0 percent, while operating profit gained 43.5 percent and Property EBITDA rose 30.2 percent, due primarily to the addition of the Harveys properties and improved results at the Rio.

                      EASTERN REGION POSTS RECORD RESULTS

EASTERN REGION RESULTS
(in millions)

                               2002       2001    Percent           2002       2001     Percent
                              Second    Second    Increase       First Six  First Six   Increase
                             Quarter    Quarter  (Decrease)        Months     Months   (Decrease)
                             -------    -------  ----------        ------     ------   ----------
Harrah's Atlantic City
   Total revenues             $107.8    $ 99.1       8.8%         $201.3     $191.7       5.0%
   Operating profit             35.5      31.1      14.1%           63.3       56.6      11.8%
   Property EBITDA              42.9      37.9      13.2%           77.6       70.1      10.7%
Showboat Atlantic City
   Total revenues             $ 86.1    $ 84.7       1.7%         $164.7     $158.0       4.2%
   Operating profit             20.5      17.5      17.1%           34.1       29.3      16.4%
   Property EBITDA              29.0      24.5      18.4%           51.2       42.8      19.6%
Total Eastern Region
   Total revenues             $193.9    $183.8       5.5%         $366.0     $349.7       4.7%
   Operating profit             56.0      48.6      15.2%           97.4       85.9      13.4%
   Property EBITDA              71.9      62.4      15.2%          128.8      112.9      14.1%

         Capital improvements, including the mid-May opening of a 452-room hotel addition and placement of 450 new slot machines, helped Harrah's Atlantic City achieve record second-quarter revenues, operating profit and Property EBITDA. Despite ongoing construction of a 544-room hotel addition, the Atlantic City Showboat posted record second-quarter revenues and Property EBITDA and near-record operating profit.

         First-half Eastern Region revenues rose 4.7 percent, operating profit gained 13.4 percent and Property EBITDA increased 14.1 percent due to higher-margin marketing programs.

                   CENTRAL REGION SETS SECOND-QUARTER RECORDS

CENTRAL REGION RESULTS
(in millions)

                               2002       2001      Percent         2002       2001      Percent
                              Second    Second     Increase      First Six  First Six   Increase
                             Quarter    Quarter   (Decrease)       Months     Months   (Decrease)
                             -------    -------   ----------       ------     ------   ----------
Central Region
   Total revenues             $492.3    $388.5      26.7%         $975.7     $786.2      24.1%
   Operating profit            101.1      81.9      23.4%          219.2      170.2      28.8%
   Property EBITDA             129.8     107.8      20.4%          275.7      220.6      25.0%

        The addition of results from the two Council Bluffs, Iowa, facilities acquired in the Harveys transaction last July, the consolidation of Harrah's New Orleans' results since June 7, 2002, and significant capital investments at Harrah's Indiana, Illinois and Shreveport, Louisiana, casinos, helped the Central Region set second-quarter revenue, operating profit and Property EBITDA records.

        The addition of $58.6 million of revenues from the Iowa casinos helped total Central Region revenues rise 26.7 percent in the second quarter. Operating profit increased 23.4 percent and Property EBITDA was up 20.4 percent despite approximately $15 million of incremental expense recorded in the second quarter of 2002 to increase the year-to-date accrual for gaming taxes related to higher gaming tax rates enacted in Illinois and Indiana.

        Property enhancements helped Harrah's Illinois and Indiana casinos in Joliet, East Chicago and Metropolis each set revenue records. Operating profit rose slightly at Metropolis, but declined in Joliet and East Chicago as a result of the higher gaming taxes. Combined Illinois and Indiana operating profit was flat compared with the year-ago quarter while Property EBITDA declined 2.6 percent.

        On a combined basis, record results were also achieved at Harrah's North Kansas City and St. Louis, Missouri, properties, where revenues rose 0.9 percent, operating profit gained 11.6 percent and Property EBITDA increased 5.8 percent.

        New Orleans results, including revenues, operating profit and Property EBITDA, have been consolidated into the company's financial statements since Harrah's acquisition of an additional stake in JCC Holding Company on June 7 that raised Harrah's interest in JCC to 63 percent. Prior to the acquisition, Harrah's financial statements reflected only management fees and income from non-consolidated affiliates from the New Orleans casino. Management fees from Harrah's New Orleans rose 113.0 percent in the period from April 1, 2002, through June 7, 2002, compared with fees from the year-ago second quarter due to improved results at that property.

        Combined revenues at the Harrah's Shreveport and Harrah's Lake Charles properties in Louisiana rose 4.4 percent, operating income increased 2.5 percent and Property EBITDA was up 6.3 percent from the year-ago quarter despite lower results at Lake Charles due to additional competition and higher gaming tax rates in Shreveport than in the 2001 second quarter.

        Combined second-quarter revenues from Harrah's Mississippi properties rose 7.3 percent, operating income was up 77.1 percent and Property EBITDA was
41.7 percent higher.

        For the first six months of 2002, Central Region revenues were up 24.1 percent, operating profit gained 28.8 percent and Property EBITDA rose 25.0 percent due to the addition of the Iowa properties and capital enhancements in Illinois and Indiana and at Shreveport.

MANAGED PROPERTIES:

        Second-quarter and first six months management fees from the three Indian casinos Harrah's manages rose from the year-ago periods due to improved results at those casinos.

OTHER ITEMS:

        Corporate expenses declined 12.0 percent in the 2002 second quarter and
17.2 percent for the first six months of 2002 from the year-ago periods due to cost savings and the timing of the incurrence of certain expenses. Goodwill amortization declined because of the change in accounting standards adopted January 1, 2002.

        Despite an increase in debt related to share repurchases and the Harveys acquisition, interest expense declined 7.5 percent and 5.9 percent for the second quarter and year-to-date, respectively, from the year-earlier second quarter and first half due to lower interest rates. The company repurchased 2.3 million shares during the second quarter of 2002 at an average price of $45.09 per share. The company's effective income tax rate for the 2002 second quarter and first six months increased from the year-ago rates due to an increase in exposure to state income taxes.

         Harrah's Entertainment will host a conference call for interested parties today, Wednesday, July 17, 2002, at 9:00 a.m. Eastern Daylight Time to review its 2002 second-quarter and first-half financial results. For those interested in participating in the call, please dial 1-888-399-2695, or 1-706-679-7646 for international callers, approximately 10 minutes before the call start time. A taped replay of the conference call can be accessed at 1-800-642-1687, or 1-706-645-9291 for international callers, beginning at 1 p.m. EDT Wednesday, July 17. The replay will be available through 11:59 p.m. EDT on Tuesday, July 23. The passcode number for the replay is 4839896.

         Interested parties wanting to listen to the live conference call on the Internet may do so on the company's web site -- www.harrahs.com -- in the Investor Relations section behind the "About Us" tab.

         Founded more than 60 years ago, Harrah's Entertainment, Inc. operates 25 casinos in the United States, primarily under the Harrah's brand name. Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

         This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contains words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. We have based these forward-looking statements on our current expectations and projections about future events.

         We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission:

        - the effect of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular;

        - construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

        - our ability to timely and cost effectively integrate into our operations the companies that we acquire;

        -       access to available and feasible financing;

        - changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

        - litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

        - ability of our customer-tracking and yield-management programs to continue to increase customer loyalty;

        - our ability to recoup costs of capital investments through higher revenues;

        -       acts of war or terrorist incidents;

        -       abnormal gaming holds, and

        - the effects of competition, including locations of competitors and operating and market competition.

         Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                     -MORE-

                          HARRAH'S ENTERTAINMENT, INC.
                       CONSOLIDATED SUMMARY OF OPERATIONS
                                   (UNAUDITED)

                                                              Second Quarter Ended                     Six Months Ended
                                                         ------------------------------        ------------------------------
(In thousands, except per share amounts)                   June 30,           June 30,           June 30,           June 30,
                                                             2002               2001               2002               2001
                                                         -----------        -----------        -----------        -----------
Revenues*                                                $ 1,030,356        $   873,445        $ 2,014,049        $ 1,740,621
Property operating expenses                                 (733,603)          (638,701)        (1,436,119)        (1,270,521)
Depreciation and amortization                                (76,998)           (68,331)          (153,033)          (134,460)
                                                         -----------        -----------        -----------        -----------
  Operating profit                                           219,755            166,413            424,897            335,640
Corporate expense                                            (11,997)           (13,632)           (22,681)           (27,408)
Equity in nonconsolidated affiliates                            (937)              (849)             4,808               (423)
Amortization of intangible assets                               (195)            (5,697)            (1,771)           (11,299)
Reserves for New Orleans casino                                   --                 --                 --             (2,322)
Project opening costs and other nonrecurring items            (2,973)            (4,503)            (3,321)            (7,930)
                                                         -----------        -----------        -----------        -----------
Income from operations                                       203,653            141,732            401,932            286,258
Interest expense, net of interest capitalized                (58,470)           (63,189)          (119,852)          (127,415)
Loss on equity interests in subsidiaries                          --             (5,410)                --             (5,040)
Other (expense) income, including interest income               (887)             6,173              1,035               (305)
                                                         -----------        -----------        -----------        -----------
Income before income taxes and minority
  interests                                                  144,296             79,306            283,115            153,498
Provision for income taxes                                   (54,607)           (29,026)          (104,088)           (55,837)
Minority interests                                            (3,573)            (2,417)            (7,750)            (5,587)
                                                         -----------        -----------        -----------        -----------
Income before extraordinary loss and
  cumulative effect of change in accounting
  principle                                                   86,116             47,863            171,277             92,074
Extraordinary loss, net of tax benefit of $71                     --                 --                 --               (131)
Cumulative effect of change in accounting
  principle, net of tax benefit of $2,831                         --                 --            (91,169)                --
                                                         -----------        -----------        -----------        -----------
    Net income                                           $    86,116        $    47,863        $    80,108        $    91,943
                                                         ===========        ===========        ===========        ===========
Earnings per share -- basic
Before extraordinary loss and cumulative
  effect of change in accounting principle               $      0.76        $      0.41        $      1.52        $      0.80
Extraordinary loss, net of tax                                    --                 --                 --                 --
Cumulative effect of change in accounting
  principle, net                                                  --                 --              (0.81)                --
                                                         -----------        -----------        -----------        -----------
    Net income                                           $      0.76        $      0.41        $      0.71        $      0.80
                                                         ===========        ===========        ===========        ===========
Earnings per share -- diluted
Before extraordinary loss and cumulative
  effect of change in accounting principle               $      0.75        $      0.40        $      1.50        $      0.78
  Extraordinary loss, net of tax                                  --                 --                 --                 --
Cumulative effect of change in accounting
  principle, net                                                  --                 --              (0.80)                --
                                                         -----------        -----------        -----------        -----------
    Net income                                           $      0.75        $      0.40        $      0.70        $      0.78
                                                         ===========        ===========        ===========        ===========
Proforma earnings per share - basic
Before extraordinary loss                                $      0.76        $      0.46        $      1.52        $      0.89
Extraordinary loss, net                                           --                 --                 --                 --
Cumulative effect of change in accounting
  principle, net                                                  --                 --              (0.81)                --
                                                         -----------        -----------        -----------        -----------
    Net income                                           $      0.76        $      0.46        $      0.71        $      0.89
                                                         ===========        ===========        ===========        ===========
Proforma earnings per share - diluted
Before extraordinary loss                                $      0.75        $      0.45        $      1.50        $      0.88
Extraordinary loss, net of tax                                    --                 --                 --                 --
Cumulative effect of change in accounting
  principle, net                                                  --                 --              (0.80)                --
                                                         -----------        -----------        -----------        -----------
    Net income                                           $      0.75        $      0.45        $      0.70        $      0.88
                                                         ===========        ===========        ===========        ===========
Weighted average common shares outstanding                   112,688            116,124            112,281            115,382
                                                         ===========        ===========        ===========        ===========
   Weighted average common and common equivalent
     shares outstanding                                      115,148            119,026            114,631            117,892
                                                         ===========        ===========        ===========        ===========



*See note (a) on Supplemental Operating Information.

                          HARRAH'S ENTERTAINMENT, INC.
                       SUPPLEMENTAL OPERATING INFORMATION
                                   (UNAUDITED)

                                        SECOND QUARTER ENDED                    SIX MONTHS ENDED
                                   ------------------------------        ------------------------------
(In thousands)                       June 30,           June 30,           June 30,           June 30,
                                       2002               2001               2002               2001
                                   -----------        -----------        -----------        -----------
            REVENUES (a)
  Western Region                   $   328,112        $   283,341        $   637,192        $   568,870
  Eastern Region                       193,923            183,799            365,950            349,686
  Central Region                       492,330            388,468            975,653            786,197
  Managed                               17,192             15,967             34,734             32,052
  Other                                 (1,201)             1,870                520              3,816
                                   -----------        -----------        -----------        -----------
    Total Revenues                 $ 1,030,356        $   873,445        $ 2,014,049        $ 1,740,621
                                   ===========        ===========        ===========        ===========

          OPERATING PROFIT

  Western Region                   $    55,735        $    32,356        $    98,649        $    68,687
  Eastern Region                        56,012             48,599             97,421             85,887
  Central Region                       101,076             81,934            219,204            170,213
  Managed                               15,354             12,431             29,814             26,004
  Other                                 (8,422)            (8,907)           (20,191)           (15,151)
                                   -----------        -----------        -----------        -----------
    Total Operating Profit         $   219,755        $   166,413        $   424,897        $   335,640
                                   ===========        ===========        ===========        ===========

        PROPERTY EBITDA (b)
  Western Region                   $    84,750        $    58,435        $   157,279        $   120,777
  Eastern Region                        71,878             62,452            128,811            112,865
  Central Region                       129,830            107,786            275,706            220,645
  Managed                               15,364             12,463             29,893             26,069
  Other                                 (5,069)            (6,392)           (13,759)           (10,256)
                                   -----------        -----------        -----------        -----------
    Total Property EBITDA          $   296,753        $   234,744        $   577,930        $   470,100
                                   ===========        ===========        ===========        ===========

PROJECT OPENING AND OTHER
  NONRECURRING COSTS

    Project opening costs          $      (793)       $    (2,108)       $    (1,669)       $    (4,267)
    Writedowns, reserves and
      recoveries                        (2,180)            (1,163)            (1,652)              (931)
    Venture restructuring
      costs                                 --             (1,232)                --             (2,732)
                                   -----------        -----------        -----------        -----------
        Total                      $    (2,973)       $    (4,503)       $    (3,321)       $    (7,930)
                                   ===========        ===========        ===========        ===========


(a) New accounting guidance issued in and effective for first quarter 2001 requires that the cost of the cash-back component of the Company's Total Rewards program be treated as a reduction of revenues. Previously, these costs had been treated as a casino expense. The new guidance impacts only the income statement classification of these costs. It does not impact operating profit or Property EBITDA. The prior year's results have been restated to reflect the impact of implementing this new guidance.

(b) Property EBITDA (earnings before interest, taxes, depreciation and amortization) consists of Operating Profit before depreciation and amortization expenses. Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner. As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

                           HARRAH'S ENTERTAINMENT,INC.
                            SUPPLEMENTAL INFORMATION
                                   (UNAUDITED)

Computation of diluted earnings per share excluding items not typically included in analyst estimates


                                           Second Quarter Ended                Six Months Ended
                                        --------------------------        --------------------------
(In thousands)                           June 30,         June 30,         June 30,         June 30,
                                           2002             2001             2002             2001
                                        ---------        ---------        ---------        ---------
Income before taxes and minority
 interests                              $ 144,296        $  79,306        $ 283,115        $ 153,498
Add/(deduct):
  Reserves for New Orleans casino              --               --               --            2,322
  Project opening costs and other
    nonrecurring items                      2,973            4,503            3,321            7,930
  Incremental riverboat
    depreciation                               --            3,844               --            6,237
  Settlement of litigation                     --               --             (931)              --
  ESSP incentive interest expense              --            2,742               --            2,742
  Loss on equity interests                  2,077            5,410            2,077            5,040
                                        ---------        ---------        ---------        ---------
Adjusted income before taxes
  and minority interests                  149,346           95,805          287,582          177,769
Provision for income taxes                (56,560)         (35,254)        (105,776)         (64,999)
Minority interests                         (3,573)          (2,417)          (7,750)          (5,587)
                                        ---------        ---------        ---------        ---------
Adjusted income before
  extraordinary loss                       89,213           58,134          174,056          107,183
Proforma adjustment:
  Add back amortization of
    intangible assets with
    infinite lives                             --            5,697               --           11,299
                                        ---------        ---------        ---------        ---------
Proforma adjusted income before
  extraordinary loss                    $  89,123        $  63,831        $ 174,056        $ 118,482
                                        =========        =========        =========        =========
Diluted earnings per share
  before extraordinary loss,
  as adjusted                           $    0.77        $    0.49        $    1.52        $    0.91
                                        =========        =========        =========        =========
Proforma diluted earnings per
  share before extraordinary
  loss, as adjusted                     $    0.77        $    0.54        $    1.52        $    1.00
                                        =========        =========        =========        =========
Weighted average common and
 common equivalent shares
 outstanding                              115,148          119,026          114,631          117,892
                                        =========        =========        =========        =========